EXHIBIT 15




                    ACCOUNTANTS'  ACKNOWLEDGMENT



     The Board of Directors
     Minerals Technologies Inc.:

     Re:  Registration Statement Nos. 33-59080, 33-65268
          and 33-96558


          With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 3, 1997, related to our review of interim financial information.


          Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                     Very truly yours,





                                     KPMG Peat Marwick LLP




     New York, New York
     November 10, 1997